Exhibit 10.11

TERMINATION AND SETTLEMENT AGREEMENT

This Termination and Settlement Agreement (“Termination Agreement”), dated as of February     , 2006 (“Effective Date”), is entered into by and between GENERAL INSTRUMENT CORPORATION doing business as the Connected Home Solutions Business of Motorola, Inc. with a place of business at 101 Tournament Drive, Horsham, Pennsylvania 19044 (“GI”), and WORLDGATE SERVICES, INC. with a place of business at 3190 Tremont Avenue, Trevose, PA 19053 (“WorldGate”).

RECITALS

WHEREAS, GI and WorldGate entered into a Development and Distribution Agreement, dated April 28, 2004 (the “Development and Distribution Agreement”); and

WHEREAS, that parties now desire to terminate the Development and Distribution Agreement by mutual agreement and settle all potential claims that each may have thereunder or related thereto:

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth hererin, the parties hereby agree as follows:

1.             All capitalized terms used and not defined herein shall have the definitions ascribed to such terms in the Development and Distribution Agreement.

2.             GI and WorldGate each hereby agree to the mutual termination of the Development and Distribution Agreement by mutual consent, effective upon the execution of this Termination Agreement, except for the Surviving Obligations described below. GI and WorldGate agree that their respective rights and obligations with respect to any related purchase orders are hereby mutually terminated, released and cancelled without penalty.

3.             GI and WorldGate agree that notwithstanding the provisions of Section 3.3(e) of the Development and Distribution Agreement, only the following provisions of the Development and Distribution Agreement survive this termination (collectively, the “Surviving Obligations”):  Sections 4.7, 5.9, 6.1, 6.2, 6.7 (but only as GI’s rights relate to the use and maintenance of Product sold by GI prior to the Effective Date), and Articles 10 (except for Sections 10.6 and 10.7, and only as GI’s rights relate to Products sold by GI prior to the Effective Date,) 13, 14, 16 (Except that the Parties hereby agree that the term of the Non-Disclosure Agreement shall survive any expiration or termination of this Distribution Agreement and continue for the full term set forth in paragraph 3 of the Non-Disclosure Agreement, not withstanding any language therein to the contrary) 19, 20, 21, 24, 25 and 26 (except for Sections 26.1 and 26.7), as well as all rights and licenses that were rightfully granted under the Development and Distribution Agreement to Customers and end users, but only to the extent that the same relate to the licensed use and maintenance of Products sold by GI prior to the Effective Date. Notwithstanding anything contained in the Development and Distribution Agreement, WorldGate will assume all responsibility to provide Level 1 and Level 2 support for all Product in the field.

4.             Not in limitation of the foregoing, the parties specifically acknowledge that this Termination Agreement terminates the mutual exclusivity and non-competition obligations of each party all as described in Section 2.1 (c) of the Development and Distribution Agreement. Notwithstanding the foregoing, GI hereby agrees that it shall not, on or before a period ending on January 1, 2007, directly or indirectly, distribute a stand-alone product which has as a primary function the making or receipt of video phone calls over a broadband network. By way of example and not limitation, this restraint is not intended to include the distribution of a cell phone the primary function of which is voice communications but which includes the ability to receive and transmit video streams. GI further agrees to refrain from using or adopting any trademarks or trade names that are confusingly similar to WorldGate or Ojo in connection with any goods or services confusingly similar to the Ojo. GI shall not be prohibited from using the mark “Mojo” if the mark is used in a general manner (i.e. not in connection with a particular product or offering) or is used in connection with products and/or services which would not be confused with the Ojo video phone.

5.             The parties agree that as of the date hereof, each of the parties, on behalf of itself and its present and former parents, subsidiaries, affiliates, officers, directors, shareholders, employees, partners, trustees, agents, attorneys, representatives, predecessors, successors, transferees, and assigns (collectively the “Releasing Parties”) does hereby forever and fully release, acquit, waive, relinquish, discharge and exonerate the other party and their present and former parents, subsidiaries, affiliates, officers, directors, shareholders, employees, partners, trustees, agents, attorneys, representatives, predecessors, successors, transferees, and assigns, from any and all claims, demands, damages, injuries to person or property, breaches, contracts, setoffs, covenants, obligations, warranties, debts, liabilities, costs, expenses, sums of money, controversies, accounts, liens, suits, actions or causes of action of every kind and nature whatsoever (hereinafter “Claims”), arising under or relating to Development and Distribution Agreement, whether known or unknown, presently existing or which may hereafter arise, which any of the Releasing Parties ever had, now have or hereafter can, shall or may have, as a result of actions occurring prior to the date hereof, but excluding Claims under the Surviving Obligations.

6.             GI represents to WorldGate that it has at least CONFIDENTIAL TREATMENT REQUESTED units of Product in its inventory. Contemporaneously with the execution of this Termination Agreement, GI hereby sells to WorldGate all inventory of the Product that GI has in its possession for resale on the Effective Date (the “Existing Inventory”) in exchange for the payment by WorldGate to GI of $480,000 (USD) (the “Existing Inventory Payment”), which payment shall be made within one (1) Business Days after the Effective Date. Within five (5) Business Days after the Effective Date and contingent on receiving full payment from WorldGate of the Existing Inventory Payment, GI will transfer to WorldGate the Existing Inventory. The parties understand and agree that all amounts owed by GI to WorldGate for the original purchase of the Existing Inventory are fully discharged and released pursuant to the provisions of Section 5 hereof.

7.             WorldGate shall also purchase from GI all Product inventory returned to GI from its Customers after the Effective Date (the “Dealer Returns”,) and shall pay GI an amount equal to $ CONFIDENTIAL TREATMENT REQUESTED per unit so returned, provided that such unit is not a warranty return and is otherwise in undamaged, unopened condition. Payment for such units shall be in advance of WorldGate receiving shipment of Products from GI. To the extent such returns of Products originally sold by GI are permitted by GI (in its discretion, not to be unreasonably withheld or conditioned) to be made directly from the Customers to WorldGate and if WorldGate has made a refund to the Customers for such Products, GI shall pay to WorldGate the difference between such refund (to the extent it does not exceed GI’s documented sales price) and $ CONFIDENTIAL TREATMENT REQUESTED. WorldGate shall provide GI with all appropriate documentation regarding returns to WorldGate, including shipping documents and credit memoranda issued to the Customers, and payment to WorldGate of such difference shall be made within thirty (30) days of the receipt of such documentation.

8.             All purchases of Product inventory by WorldGate from GI shall be “as is” without any representations or warranties of any kind from GI. WorldGate shall be responsible for all shipping and handling charges for return of Product inventory to WorldGate. All invoices issued by either party pursuant to this Termination Agreement that are not paid by the due date shall accrue interest on unpaid amounts at the rate equal to 12% per annum. Except for Products distributed pursuant to the limited license set forth in Section 8.1 of this Termination Agreement, WorldGate will re-work all Product inventory returned to WorldGate, at its cost, to remove Motorola branding prior to re-sale. Except as permitted under the limited license the parties will no longer have any rights to use the other parties’ trade marks or trade names after the Effective Date of this Termination Agreement without subsequent written authorization.

8.1   Notwithstanding the foregoing, during the Transition Period (as hereinafter defined,) WorldGate may re-sell the Existing Inventory and Dealer Returns that display Motorola trademarks and trade names (including for purposes hereof the Software, Documentation and promotional materials associated therewith) without altering such trade marks or trade names in order to satisfy delivery obligations to WorldGate’s customers. The foregoing authorization is subject to (i) WorldGate first satisfying any such delivery obligation with available Product (if any is reasonably available) that does not display Motorola trade marks and trade names, and (ii) WorldGate not transferring any Motorola-branded Product to a customer of WorldGate that has returned Motorola-branded Product to either WorldGate or GI. WorldGate hereby indemnifies, defends and holds GI, its parents and affiliates, harmless from and against all claims, actions, causes of action, costs, damages, and/or liabilities whatsoever (including reimbursement of reasonable attorneys fees) solely to the extent arising out of or related to WorldGate’s sale, transfer and/or use of Motorola-branded Product under this limited license.

9.             Upon execution of this Termination Agreement, the parties will use good faith, commercially reasonable efforts to transition existing Product sales accounts from GI to WorldGate. Such efforts shall consist of (i) providing to WorldGate a reasonably detailed summary of the then current status of all existing Ojo Customers and (ii) appropriate GI representatives accompanying WorldGate representatives to in person meetings with such Customers as WorldGate may request for the purpose of reasonably facilitating the transition of sale of Products for such Customers from Motorola to WorldGate. For those Customers for which WorldGate does not request meetings, appropriate Motorola representatives will participate with WorldGate representatives in telephone and/or other communications with such Customers to likewise reasonably facilitate the transition of sale of Products for such Customers from Motorola to WorldGate. The parties will also use good faith efforts to agree on how to transition the SAP accounts. The parties will work to complete a full transition as soon as possible, but in any event not later than March 29, 2006 (“Transition Period”). Notwithstanding anything contained herein, GI’s obligations relating to the transition of customers to WorldGate will end upon termination of the Transition Period.

10.           Upon execution of this Termination Agreement, GI will, at WorldGate’s discretion, assign to WorldGate all stand-alone customer contracts (i.e. contracts with customers that relate solely to the sale of the Ojo and not other products) to the extent assignment is permitted by those contracts. If assignment is not permitted without the consent of other parties to the contracts, GI will undertake good faith efforts to obtain such consent.

11.           Within thirty (30) days after execution of this Termination Agreement, GI will transfer to WorldGate (i) all point of sale materials for the Products, to the extent owned by GI, (ii) the large Ojo and the Birthday commercial, and (iii) market research, target leads and other marketing materials, to the extent not inconsistent with GI’s contractual obligations to third parties. Except as provided in Section 8.1 above, WorldGate will remove all GI branding from all such materials prior to use or re-sale. The use of such Birthday commercial by WorldGate after the Effective Date may involve the payment by WorldGate of royalties. GI will inform WorldGate in writing of what royalties may be payable for the future use of the Birthday Commercial and WorldGate hereby assumes all continuing royalty obligations for future use of the Birthday commercial after the Effective Date and indemnifies, defends and holds GI harmless in accordance with Section 13 hereof from and against any obligation to pay any such royalties. GI will also maintain the current web presence promoting the sale of Products on its Web Site during the Transition Period, but will adjust such links as are contained therein for the purchase of Ojo to links as are reasonably directed by WorldGate.

12.           PUBLIC RELATIONS AND STATEMENTS TO CUSTOMERS, MEDIA, FINANCIAL COMMUNITY AND OTHER RELEVANT PERSONS.

12.1   Joint Press Release and Message. Attached hereto and incorporated herein as Exhibit 1 is the agreed message (the “Message”) regarding the termination of the Development and Distribution Agreement by the Parties. No later than four (4) Business Days after the Effective Date the Parties will issue a joint press release which is substantially consistent with this Message. This Message shall also form the basis for any public statements, or private statement directly or indirectly made by the Parties with any and all Persons known to be or which reasonably should be known to be associated with current or potential Customers, the media, the financial community or WorldGate shareholders (“Relevant Persons”).

12.2   Variance in Statements. The Parties will not, nor will they authorize, induce or knowingly permit any third party (including any employee, representative, agent or other Person over which they have authority or control) to make any statement to any Relevant Person, or which may reasonably be known will be transmitted to any Relevant Person, which is contrary to or in any way materially different from this Message. Any violation of this Article shall be deemed a material breach of this Agreement, indemnifiable under Section 13 of this Termination Agreement.

13.           INDEMNIFICATION

13.1   WorldGate’s Indemnification. WorldGate shall indemnify, defend and hold harmless GI and its affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives from all third party demands, claims, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) (collectively, “Damages”) of every kind to the extent arising from or related to (i) strict liability in tort or Product liability in connection with any Product supplied by WorldGate to GI under the Development and Distribution Agreement, (ii)  any breach by WorldGate of any of its obligations under this Termination Agreement and any Surviving Obligations under the Development and Distribution Agreement, (iii) any actual or alleged infringement or misappropriation of any patent, trademark, copyright, trade secret or any actual violation of any other intellectual property rights arising from or in connection with the Product supplied by WorldGate to GI under the Development and Distribution Agreement, or (iv) the indemnity as provided by Section 8..1 of this Termination Agreement. The indemnification obligations in this Article 13 shall survive the expiration or termination of this Termination Agreement for any reason. In no event, however, shall WorldGate be liable hereunder for (x) any products or services not supplied to GI by WorldGate hereunder (except for Products described in Section 8.1 hereof), or (y) any negligent act or omission of any of the indemnified parties or their agents, including without limitation any Damages which could reasonably have been mitigated by such Parties,

13.2   GI’s Indemnification. GI shall indemnify, defend and hold harmless WorldGate and WorldGate’s affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives from all Damages of every kind to the extent arising from or related to (i) any breach by Motorola of any of its obligations under this Termination Agreement and any Surviving Obligations under the Development and Distribution Agreement, (ii) warranty or customer support in excess of that assumed by WorldGate hereunder or by virtue of the Surviving Obligations under the Development and Distribution Agreement. The indemnification obligations in this Article 13 shall survive the expiration or termination of this Termination Agreement for any reason. In no event, however, shall GI be liable hereunder for any negligent act or omission of any of the indemnified parties or their agents, including without limitation any Damages which could reasonably have been mitigated by such parties.

13.3   Procedures. The indemnified party shall promptly notify the indemnifying party in writing of any suits, claims or demands covered by this indemnity. Promptly after such notice is given, the indemnifying party shall assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. Notwithstanding the foregoing, if the indemnified party in its sole judgment so elects, it may also participate in the defense of such actions by employing counsel, at its expense, without waiving the indemnifying party’s obligation to indemnify and defend. The indemnified party shall furnish all reasonable assistance as may be required, at the indemnifying party’s request and reasonable expense, to enable the indemnifying party to defend against any third-party suits, claims or demands threatened or filed and covered by this indemnity. The indemnifying party shall not compromise any third-party claim or consent to the entry of any judgment without an unconditional release of all liability of the indemnified party to each claimant or plaintiff.

14.           NOTWITHSTANDING ANYTHING CONTAINED HEREIN, EXCEPT FOR LIABILITY UNDER ARTICLE 16 OF THE DEVELOPMENT AND DISTRIBUTION AGREEMENT OR PRODUCT LIABILITY CLAIMS ARISING UNDER SECTIONS 8.1 OR 13.1 IN THIS TERMINATION AGREEMENT, IN NO EVENT SHALL EITHER PARTY’S LIABILITY UNDER THIS TERMINATION AGREEMENT OR

OTHERWISE INCLUDE ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY, EVEN IF THE OTHER PARTY SHALL HAVE KNOWLEDGE OF THE POSSIBLITY OF SUCH POTENTIAL LOSS OR DAMAGE.

15.           The rights and obligations of the parties under this Termination Agreement shall be governed by, and construed in accordance with, the internal substantive laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law principles.

16.           Neither party shall publicly announce or disclose the nature, terms or conditions of the Development and Distribution Agreement or this Termination Agreement (except as strictly required for compliance with the laws and regulations applicable to the Parties, including without limitation the reporting obligations of a public company, and then only after giving the other Party notice and an opportunity to reasonably participate in determining the appropriate extent of any such disclosure), or the circumstances surrounding this Termination Agreement, or advertise, release or disclose any publicity or statement regarding any of the foregoing in any manner which is materially different from the Message, without the prior written consent of the other party, which consent shall not be unreasonably withheld or conditioned.

17.           This Termination Agreement constitutes the final written expression of all terms of the agreement between the parties relating to the transactions described herein and supersedes all previous communications, representations, agreements, promises or statements, either oral or written, with respect to such transactions. No addition to or modification of any provisions of this Termination Agreement will be binding unless made in writing and signed by both parties.

18.           Neither party may assign this Termination Agreement or otherwise transfer any of its rights or obligations under this Termination Agreement (whether by operation of law or otherwise) without the prior written consent of the other party; provided however, that this Termination Agreement may be assigned by either party (without consent) to a third party which acquires substantially all of such party’s assets or stock, or which merges with such party. Any prohibited assignment shall be null and void.

IN WITNESS WHEREOF, the parties have executed and agree to be bound by the provisions of this Termination Agreement as of the Effective Date.

GENERAL INSTRUMENT CORPORATION		WORLDGATE SERVICES, INC.

By:	/s/ Geoffrey Roman	By:	/s/ Hal Krisbergh

Name:	Geoffrey Roman	Name:	Hal Krisbergh

Title:	Corporate Vice President	Title:	Chairman and CEO

Exhibit 1 – The Message

WorldGate and Motorola End Video Telephony Distribution Agreement

[Add normal into with Nasdaq symbols] Today, WorldGate Communications and Motorola, Inc. announced that the companies have agreed to end their video telephony distribution agreement.

WorldGate will be responsible for all sales, marketing and distribution of its video telephony products going forward. Both parties will work to ensure a smooth transition for customer accounts.

The companies agree that ending the distribution agreement is in both their interest. Further details or information regarding this decision will not be disclosed by either company.

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